Exhibit 99.1

TScan Therapeutics Reports Second Quarter 2026 Financial Results and Provides Corporate Update

First patient dosed in Phase 3 ALLOHA-2™ study; topline readout expected mid-2028

Shared positive initial data from Cohort C of Phase 1 ALLOHA™ study, validating internal commercial-ready manufacturing process

Cash and cash equivalents fund operations into the second quarter of 2027

WALTHAM, Mass., Aug 12, 2026 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the three months ended June 30, 2026, and provided a corporate update.

“This is a transformative time for TScan with our first pivotal study now enrolling at major transplant centers across the U.S.,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “A key priority during the first half of this year was demonstrating the performance of our improved commercial-ready manufacturing process. Data from Cohort C of the ALLOHA trial, generated using this process, reinforces our confidence in both our manufacturing and the clinical potential of TSC-101 as we enter our Phase 3 study. Building on the encouraging efficacy we have observed with TSC-101, we are also expanding our heme program to address additional HLA types, with Phase 1 trials of TSC-102-A01 and TSC-102-A03 expected to begin in the fourth quarter of this year.”

Recent Corporate Highlights

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In July, the Company announced that it has dosed the first patient in the ongoing Phase 3 ALLOHA-2™ clinical trial evaluating TSC-101 for the treatment of patients with heme malignancies undergoing allogeneic hematopoietic cell transplantation (allo-HCT). The Company anticipates completion of enrollment and reporting of topline data from this pivotal study mid-2028.

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In June, the Company reported positive initial data from Cohort C of the Phase 1 ALLOHA™ study (NCT05473910) and additional patient characteristics are described below.
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~90% first-pass manufacturing success rate (17/19) with commercial-ready process.
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Most patients enrolled in Cohort C had poor prognostic features, with 86% of patients (12/14) being minimal residual disease (MRD)-positive prior to transplant and 86% (12/14) having mixed donor chimerism at their first assessment post-transplant.
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Despite having aggressive disease with a high risk of relapse, patients infused with TSC-101 have demonstrated meaningful clinical benefit from the product candidate. 79% of patients (11/14) achieved complete donor chimerism within ~three weeks of receiving their first infusion of TSC-101; an additional two had improving chimerism following TSC-101, which is consistent with eliminating residual cancer cells and correlates with preventing post-transplant relapse.
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TSC-101 continued to be well-tolerated, with observed safety consistent with post-HCT adverse events.

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In June, the Company announced that it has entered into an agreement with Cellares, the first integrated development and manufacturing organization (IDMO), to assess Cellares’ fully automated Cell Shuttle® and Cell Q™ platforms as a potentially scalable and cost-efficient path to commercial manufacturing.

Pipeline Progress and Upcoming Anticipated Milestones

Heme Malignancies Program: TScan’s lead TCR-T therapy candidate, TSC-101, is designed to treat residual disease and prevent relapse in patients with heme malignancies undergoing allogeneic HCT (ALLOHA-2™ trial, NCT07702578).

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Share updated data on patients treated in Cohort C of the Phase 1 ALLOHA™ study in the fourth quarter of 2026.
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Initiate Phase 1 study of TSC-102-A01 and TSC-102-A03 in the fourth quarter of 2026 with initial data in 2027.
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Share updated data, inclusive of over 1-year of follow-up time, on Cohort C patients of the ALLOHA study in the first half of 2027.

Solid Tumor Program: The Company’s strategy is to treat patients with multiple TCR-T therapy candidates to overcome tumor heterogeneity.

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Currently developing methods to engineer TCR-Ts in vivo to treat solid tumors, with initial candidates in preclinical development.
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Established a roadmap for filing an investigational new drug (IND) application by H2 2027 after recent INTERACT engagement with the U.S. Food and Drug Administration (FDA).

Autoimmunity Program: The Company has discovered novel targets for ankylosing spondylitis and other HLA-B*27-associated autoimmune disorders and is currently developing potential treatment options.

Second Quarter 2026 Financial Results

Revenue: Revenue for the second quarter of 2026 was $1.1 million, compared to $3.1 million for the second quarter of 2025. The decrease was primarily due to timing of research activities pursuant to the Company’s collaboration agreement with Amgen.

R&D Expenses: Research and development (R&D) expenses for the second quarter of 2026 were $23.4 million, compared to $32.6 million for the second quarter of 2025. The decrease of $9.2 million was primarily driven by a decrease in laboratory supplies, research materials, and studies due to the timing in the purchase of supplies and consumables, and decrease spend on contracted services, as well as savings in connection with the Company’s previously announced strategy to prioritize the clinical development of its heme program. R&D expenses included non-cash stock compensation expense of $1.2 million and $1.7 million for the second quarter of 2026 and 2025, respectively.

G&A Expenses: General and administrative (G&A) expenses for the second quarter of 2026 were $8.1 million, compared to $9.1 million for the second quarter of 2025. The decrease of $1.0 million was primarily due to a decrease in personnel costs. G&A expenses included non-cash stock compensation expense of $1.2 million and $1.6 million for the second quarter of 2026 and 2025, respectively.

Net Loss: Net loss was $30.4 million for the second quarter of 2026, compared to $37.0 million for the second quarter of 2025, and included net interest income of $0.8 million and $2.4 million, respectively.

Cash Position: Cash and cash equivalents as of June 30, 2026, were $100.2 million, excluding $5.0 million of restricted cash. The Company believes that its existing cash resources will be sufficient to fund its current operating plan into the second quarter of 2027. The Company did not achieve certain non-covenant related milestones by June 30, 2026 as provided under its existing debt agreement, therefore the updated cash runway reflects commencement of the two-year term loan amortization beginning in the fourth quarter of 2026.

Share Count: As of June 30, 2026, the Company had 67,779,255 issued and outstanding shares of common stock, consisting of 63,502,667 shares of voting common stock and 4,276,588 shares of non-voting common stock, as well as 62,246,707 outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share. Pro forma outstanding shares, inclusive of both common stock and pre-funded warrants, were 130,025,962 as of June 30, 2026.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidate, TSC-101, is in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation (the ALLOHA-2™ Phase 3 pivotal trial). The Company is also in early stages of developing methods for in vivo engineering to treat solid tumors. In addition, the Company is applying its target discovery platform to discover novel targets in various T cell-mediated autoimmune disorders.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding TScan’s plans, progress, expectations, and timing relating to the ALLOHA™ and ALLOHA-2™ clinical trials, including presentation of data and the implications of such results, enrollment and dosing of patients, and clinical trial design; plans, progress, expectations, and timing relating to TScan’s TSC-102-A01 and TSC-102-A03 Phase 1 study; the evaluation of Cellares’s fully automated manufacturing platforms being indicative of Cellares’s successful manufacturing support of TScan’s programs, including scalability and cost-effectiveness; TScan’s plans, progress, and timing relating to TScan’s solid tumor program, including preclinical development and submission of an IND application; TScan’s plans, process, and timing relating TScan’s autoimmunity program; the potential benefits of any of TScan’s proprietary platforms or current or future product candidates in treating patients; TScan’s ability to fund its operating plan into the second quarter of 2027 with its existing cash resources; and TScan’s goals and strategy. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy product candidates; TScan’s expectations regarding its preclinical studies or clinical trials being predictive of future clinical trial results; TScan’s cleared INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy product candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy product candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Investor and Media Contact

Caileigh Dougherty
AVP, Head of Corporate Communications & Investor Relations
857-399-9890
cdougherty@tscan.com

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	June 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$100,156	$152,406
Other assets	71,296	76,383
Total assets	$171,452	$228,789
Liabilities and Stockholders' Equity
Total liabilities	$102,433	$105,666
Total stockholders' equity	69,019	123,123
Total liabilities and stockholders' deficit	$171,452	$228,789
Common stock and pre-funded warrants outstanding (1)	130,025,962	129,913,390

(1) Includes at June 30, 2026 and December 31, 2025, respectively, 62,246,707 and 73,011,767 issued and outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share.

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2026	2025
Revenue:
Collaboration and license revenue	$1,051	$3,076
Operating expenses:
Research and development	23,402	32,634
General and administrative	8,142	9,095
Total operating expenses	31,544	41,729
Loss from operations	(30,493)	(38,653)
Interest and other income, net	833	2,390
Interest expense	(699)	(689)
Net loss	$(30,359)	$(36,952)
Net loss per share, basic and diluted	$(0.23)	$(0.28)
Weighted average common shares outstanding—basic and diluted (2)	129,948,878	129,730,451

(2) For the three months ended June 30, 2026 and 2025, respectively, 62,246,707 and 73,087,945 shares of the Company's voting common stock issuable upon exercise of pre-funded warrants are included as outstanding common stock in the calculation of basic and diluted net loss per share.